Exhibit 99.1

NANOSENSORS, INC.

FOR RELEASE TUESDAY, August 22, 2006 AT 4:00 PM EAST COAST TIME

NanoSensors Enters Into License Agreement With Michigan State University

Santa Clara, California, August 22, 2006 - NanoSensors, Inc. (OTCBB: NNSR.OB), a nanotechnology development company that develops instruments and sensors to detect explosives, chemical and biological agents announced today that it has entered into a technology license agreement with Michigan State University for exclusive patent-pending rights to nanoporous silicon-based electrochemical DNA biosensors.

The license provides the Company with the exclusive worldwide right to use for commercial purposes the licensed patent rights and related technology for the field of use in detecting certain selected bacteria. The license also provides the Company with the right to expand the licensed rights to utilize the nanoporous silicon sensor platform for additional fields of use. The technology license has a term of 15 years, or the duration of the patent rights licensed, whichever is longer.

“With this licensing agreement in place, the Company will begin an aggressive design effort to complete a specific prototype of our first biosensor. We are planning to have an initial prototype developed by the calendar year-end and expect to commence independent third party testing of the prototype units in the first quarter of 2007. The Company believes in the value of using porous silicon as a sensor substrate to vastly improve the sensitivity for the detection of targeted agents and now with the MSU license, the Company will be able to build its first sensors using this platform” stated Dr. Ted Wong, CEO of the Company.

About NanoSensors, Inc.
NanoSensors, Inc. was incorporated in December, 2003 and is a nanotechnology development company based in Santa Clara, California. The Company's principal business is the development, manufacturing and marketing of sensors and instruments to detect explosive (X), chemical (C) and biological (B) agents ("XCB"), along with the management of intellectual property derived there from that will enable NanoSensors to create nanoscale devices.

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These forward-looking statements involve known and unknown risks, uncertainties and other facts that could cause the actual future results of the Company to be materially different from such forward looking statements. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update or revise the information contained in any such forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT
Dr. Ted Wong, CEO
(408) 855-0051
tlwongusa@yahoo.com

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